Exhibit 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ABIOMED, INC.,
AS PURCHASER,

and

THIBEAULT NOMINEE TRUST,

AS SELLER

December 9, 2015

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into as of this 9th day of December, 2015 (the “Effective Date”) by and between ABIOMED, INC., a Delaware corporation, as purchaser (together with any successors or assigns permitted hereunder, the “Purchaser”), and THIBEAULT NOMINEE TRUST, a Massachusetts nominee trust, as seller (the “Seller”).

WITNESSETH:

WHEREAS, the Seller is the owner of the Property (as hereinafter defined); and

WHEREAS, the Purchaser desires to purchase the Property from the Seller, and the Seller desires to sell the Property to the Purchaser, in each case subject to and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the Purchaser and the Seller, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1  Capitalized Terms.  Capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below and such definitions shall apply equally to the singular and plural forms, and to the masculine and feminine forms, of such words:

“Agreement” shall mean this Purchase and Sale Agreement, together with all of the Schedules and Exhibits attached hereto, as it and they may be amended from time to time as herein provided.

“Brokers” shall mean Jones Lang LaSalle and Colliers International.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or executive action to close.

“CC&R” shall mean any covenants, restrictions or other easements affecting the Property that contain monetary or ongoing obligations, but shall specifically not include the Lease or an Agreement among Leo C. Thibeault, Jr. Thermadyne Holding Company and Danvers Industrial Packaging Corp. signed on November 20, 1996 and November 22, 1996 or any obligation of Thermadyne Holding Company to continue its environmental remediation  program described in such agreement.

“CC&R Estoppel” means an estoppel certificate from the counterparty under each CC&R affecting the Property.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date that is five (5) Business Days after the expiration of the Inspection Period but in no event later than January 22, 2016.

“Deposit” shall mean, collectively, the aggregate amount of One Hundred Thousand Dollars ($100,000), together with all interest and other income earned thereon.

“Effective Date” shall have the meaning given to such term in the first paragraph of this Agreement.

“Escrow Agent” shall mean Commonwealth Land Title Insurance Company.

“Existing Environmental Documents” shall mean, collectively, (a) letters from Simmons Environmental Services, Inc. dated July 10, 1996 and August 30, 1996, (b) a letter from Lexicon Environmental Services, Inc. dated September 18, 1996, (c) a report entitled Risk Characterization and Phase III Remedial Action Plan dated May 24, 1996 prepared byLexicon Environmental Services, Inc., (d) an agreement dated November 22, 1996 by and between the Seller and Thermadyne Holding Company, and (e) a Phase II Comprehensive Site Assessment dated March 30, 2011 prepared by Action Environmental Boston, all of which the Seller has or contemporaneously with the signing of this Agreement, will deliver to the Purchaser.

“Hazardous Materials” shall mean, collectively, (a) any materials, wastes or substances defined as “hazardous” or “toxic” or any similar term under any Laws or the presence of which requires investigation or remediation under any Laws and (b) any petroleum or petroleum products, radioactive materials, infectious materials, asbestos, polychlorinated biphenyls or urea formaldehyde foam insulation.

“Improvements” shall mean, collectively, all of the buildings, structures and other improvements located on the Land, together with all of the fixtures and other property affixed thereto.  The Improvements include, without limitation, that certain one story office/warehouse building containing approximately 163,560 square feet together with 326 parking spaces, situated on 12 acres, commonly known as 18-22 Cherry Hill Drive located in Danvers, Massachusetts.

“Inspection Period” shall mean the period commencing on the first Business Day after the Effective Date and expiring as soon as reasonably practicable but in no event later than at 6:00 p.m., local time at the Property, on January19, 2016.

“Intangible Property” shall mean all intangible property owned by the Seller and arising from or used in connection with the ownership, use, operation or maintenance of the Property, including, without limitation, all licenses, permits, authorizations, certificates of occupancy, warranties, guaranties, development rights, and the non-exclusive rights to use any trade name or trademark associated with the Property, but not including cash, LLC membership interests, securities or the like.

“Land”  shall mean, collectively, that certain parcel or those certain parcels of land containing approximately 12 acres and having an address at 18-22 Cherry Hill Drive, Danvers, Massachusetts and more particularly described on Schedule 1 attached hereto and made a part hereof, together with all rights and other appurtenances related thereto, including, without limitation, all right, title and interest of the Seller in and to any streets, alleys or rights of way which are adjacent to such land, any mineral rights or subsurface rights below such land and any air rights above such land.

“Laws” shall mean, collectively, all federal, state, county, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements applicable to the Property, including, without limitation, those relating to the environment, zoning, construction, occupancy, occupational health and safety or fire safety, but specifically excluding the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), the regulations and guidelines issued pursuant thereto.

“Lease” shall mean the Lease dated as of February 24, 2014 by and between Seller, as lessor and the Purchaser, as lessee, as amended by the First Amendment to Lease dated as of April 30, 2015.

“OFAC” shall have the meaning given to such term in Section 6.1(s).

“Permitted Exceptions” shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent; (b) the Lease; (c) the items listed on Schedule 3 attached hereto; and (d) such other non-monetary matters of record with respect to the Property which are not objected to by the Purchaser in accordance with Section 3.2 but excluding any matters which are to be remedied by the Seller pursuant to Section 3.2(b).

“Personal Property” shall mean, collectively, all fixtures and equipment owned by the Seller and attached to the Property.

“Property” shall mean, collectively, the Land, the Improvements, the Personal Property, the Lease, the Service Contracts and the Intangible Property.

“Purchase Price” shall mean the amount of Sixteen Million Five Hundred Thousand Dollars ($16,500,000).

“Purchaser” shall have the meaning given to such term in the first paragraph to this Agreement.

“Seller” shall have the meaning given to such term in the first paragraph to this Agreement.

“Service Contracts”  shall mean those certain service, maintenance, supply and management contracts related to the operation, maintenance or repair of the Property and which are listed on Schedule 2 attached hereto and made a part hereof.

“Survey” shall mean an ALTA survey (or an update to the Seller’s existing survey) with respect to the Property from a licensed surveyor in the jurisdiction in which the Property is located.

“Survival Period” shall mean the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date.

“Surviving Obligations” shall mean those obligations and liabilities of the Purchaser or the Seller which expressly survive the Closing or the earlier termination of this Agreement.

“Tax Proceedings” shall mean any tax abatement, tax certiorari or similar tax proceedings that have been commenced by Seller with respect to the Property for any tax year.

“Title Commitment” shall mean a commitment by the Title Company to issue an ALTA 2006 Owner’s Policy with respect to the fee simple interest in the Property in the full amount of the Purchase Price.

“Title Company” shall mean Commonwealth Land Title Insurance Company or any other nationally-recognized title insurance company as may be selected by the Purchaser.

“Title Policy” shall mean an ALTA 2006 Owner’s Title Insurance Policy, in the full amount of the Purchase Price, issued by the Title Company and insuring that fee simple title to the Property is vested in the Purchaser, with all standard and general printed exceptions deleted so as to afford full “extended form coverage”, together with such endorsements as Purchaser shall reasonably request, and otherwise in a form and substance consistent with the Title Commitment.

“Voluntary Liens” shall mean all (x) monetary liens and encumbrances, including mortgages, judgments and federal, state and municipal tax liens and (y) all non-monetary liens and encumbrances which Seller has allowed to be placed on the Property without Purchaser’s written consent from and after the Effective Date.

ARTICLE II
PURCHASE AND SALE; CLOSING

2.1  Purchase and Sale.  The Seller shall sell the Property to the Purchaser, and the Purchaser shall purchase the Property from the Seller on the Closing Date, subject to and in accordance with the terms and conditions of this Agreement.

2.2  Closing.  The purchase and sale of the Property shall be consummated at the Closing pursuant to a mutually satisfactory and customary escrow arrangement established with the Title Company.

2.3  Purchase Price.

(a)  Purchase Price.  The purchase price to be paid by the Purchaser to the Seller for the Property shall be the Purchase Price.  The Purchase Price shall be paid as follows:

(i)  Within three (3) Business Days following the Effective Date, the Purchaser shall deposit the entire Deposit into escrow with the Escrow Agent.  The Escrow Agent shall invest and hold the entire Deposit in escrow and shall disburse the Deposit from escrow in accordance with the terms and conditions of this Agreement.

(ii)  On the Closing Date, the Purchaser shall deposit the Purchase Price (less the Deposit) into escrow with the Escrow Agent, subject to any adjustments and apportionments as may be provided for in Article IX.

(b)  Manner of Payment; Release of Funds.  The Purchaser shall deposit the Deposit and the balance of the Purchase Price into escrow with the Escrow Agent by wire transfer of immediately available federal funds into an account or accounts to be designated by the Purchaser. Upon satisfaction of all of the conditions precedent to the Purchaser’s obligation to proceed to Closing hereunder, the Purchaser shall authorize the Escrow Agent to release the Purchase Price to the Seller.  The Deposit will be held in escrow by the Escrow Agent and disbursed pursuant to the terms of this Agreement and the terms of any separate escrow agreement entered into among Purchaser, Seller and Escrow Agent.

2.4  Duties of Escrow Agent.

(a)  Holding of Deposit.  The Escrow Agent shall hold the Deposit in an FDIC-insured interest-bearing money market account at Bank of America.  The Escrow Agent shall not commingle the Deposit with any other funds of the Escrow Agent.  All interest earned on the Deposit will be the property of Purchaser and will be reported to the Internal Revenue Service as income of Purchaser.  Purchaser will provide the Escrow Agent with a taxpayer identification number and will pay all income taxes due by reason of interest accruing on the Deposit.  If the Closing does not occur, the Escrow Agent shall disburse the Deposit to the party entitled thereto in accordance with the terms and conditions of this Agreement.  If the Closing does occur, the Deposit shall be credited against the Purchase Price and disbursed to the Seller as part of the Purchase Price.

(b)  Obligations and Liabilities of Escrow Agent.  The acceptance by the Escrow Agent of its duties as such under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control with respect to the obligations, liabilities, rights, duties, and immunities of the Escrow Agent:

(i)  The Escrow Agent acts hereunder as a depositary only, and except as expressly set forth in subsection (vi) below is not responsible or liable in any manner for the sufficiency of any amounts deposited with it.

(ii)  The Escrow Agent shall not be liable for acting upon any notice, request, waiver, consent, receipt or other instrument or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

(iii)  The Escrow Agent shall not be liable for any error in judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own bad faith, negligence or misconduct.

(iv)  The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder.

(v)  In the performance of its duties hereunder, the Escrow Agent shall be entitled to rely upon any document, instrument or signature believed by it to be genuine and signed by either of the other parties hereto or their successors.

(vi)  Escrow Agent hereby agrees to indemnify, protect and hold Purchaser and Seller harmless from and against any losses, costs, damages or expenses (including reasonable attorneys’ fees) resulting from Escrow Agent’s fraud, negligence or willful misconduct.  Subject to the preceding sentence, the Seller and the Purchaser each hereby release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(c)  Disputes.  If there is a dispute between the parties with respect to the disposition of the Deposit, the Escrow Agent shall either retain the Deposit or deliver the Deposit into a court of competent jurisdiction.  Upon delivery of the Deposit into a court of competent jurisdiction, the Escrow Agent shall be released and discharged from all further obligations hereunder arising after the date of such delivery.  Notwithstanding the foregoing, the Escrow Agent shall comply with the unilateral instructions of the Purchaser regarding the disposition of the Deposit prior to the expiration of the Inspection Period.

(d)  IRS Real Estate Sales Reporting.  The Escrow Agent agrees to act as “the person responsible for closing” the transactions contemplated hereby pursuant to Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Escrow Agent shall prepare and file all informational returns, including IRS Form 1099‑S, and shall otherwise comply with the provisions of said Section 6045(e).

(e)  Removal of Escrow Agent.  The Purchaser may remove the Escrow Agent at any time upon not less than five (5) Business Days’ prior notice to the Escrow Agent and the Seller; in such case, the Purchaser, by notice to the Seller, shall appoint a successor Escrow Agent reasonably satisfactory to the Seller who shall accept such appointment and agree in writing to be bound by the terms and conditions of this Agreement.  If no such successor Escrow Agent is appointed and acting hereunder within five (5) Business Days after the removal of the Escrow Agent, the Escrow Agent shall deliver the Deposit into a court of competent jurisdiction as provided pursuant to Section 2.4(c).  Upon delivery of the Deposit to a successor Escrow Agent or a court of competent jurisdiction as aforesaid, the applicable Escrow Agent shall be released and discharged from all further obligations hereunder first arising after the date of such delivery.

(f)  No Compensation; Reimbursement.  The Escrow Agent agrees to serve without compensation for its services hereunder; provided, however, that the Purchaser hereby agrees to reimburse, or to advance to, the Escrow Agent all reasonable costs and expenses incurred by the Escrow Agent in the performance of its duties hereunder, unless the Escrow Agent incurs any costs and expenses in connection with any action, dispute or proceeding between the Seller and the Purchaser hereunder, in which event the party that does not prevail in such dispute shall be responsible for the payment of all such costs and expenses.Notwithstanding anything to the contrary herein, the Purchaser shall be solely responsible for the payment of any title insurance premium.

ARTICLE III
DILIGENCE, ETC.

3.1  Property Diligence.

(a)  Inspections.  From and after the Effective Date until the Closing or the earlier termination of this Agreement, the Seller shall permit the Purchaser and its representatives, agents and contractors to inspect the Property (including, without limitation, inspections of all roofs, electrical, mechanical and structural elements, HVAC systems and other building systems located on or within the Improvements), to perform appraisals and due diligence (including, without limitation, any soil, water and air sampling analysis or other environmental investigations of the Land and zoning investigations), to examine the books and records of the Seller, Service

Contracts, governmental approvals, insurance policies, tax, utility and other bills, operating statements, and all other general records with respect to the Property (and to make copies thereof), and to perform such other inspections and investigations with respect to the Property as the Purchaser shall deem necessary or appropriate.  During the Inspection Period, Purchaser may perform (x) surveys, architectural, engineering, geotechnical, property condition and environmental inspections and tests and (y) physically invasive inspection and sampling, but only if such physically invasive inspection and sampling is performed with the prior written consent of the Seller, which is not to be unreasonably withheld.  In the event that Seller does not consent to or allow Purchaser to conduct intrusive or invasive testing that is reasonably recommended by a Phase I environmental site assessment and as a result Purchaser terminates this Agreement, Seller shall reimburse Purchaser for its actual out-of-pocket costs and expenses (including diligence costs and reasonable attorneys’ fees) incurred in connection with this transaction prior to such termination.  To the extent that the Purchaser damages or disturbs the Property in connection with any such inspections or investigations, the Purchaser shall return the Property to substantially the same condition that it was in immediately prior to such damage or disturbance.  The Purchaser shall indemnify, defend and hold harmless the Seller from and against any and all expense, loss or damage which the Seller incurs as a result of any entry onto the Property by the Purchaser or its representatives, agents or contractors, except to the extent that such expense, loss or damage arises out of any act or omission of the Seller or the mere discovery of any pre-existing condition at the Property.

(b)  Diligence Deliverables.  Within five (5) Business Days following the Effective Date, the Seller shall deliver to the Purchaser copies of the following items and materials to the extent such items and materials are in the Seller’s possession or control: the Service Contracts, the Seller’s most recent title insurance policy for the Property together with all of the exception documents referred to therein, the Seller’s most recent survey of the Property, all existing environmental reports with respect to the Property, all existing zoning reports or other zoning information with respect to the Property, all existing engineering reports with respect to the Property, all governmental approvals, copies of all tax bills with respect to the Property for the previous three (3) tax years, operating statements and other books, records and documents relating to the Property.  In addition, the Seller shall deliver to the Purchaser copies of any other items reasonably requested by the Purchaser to the extent the same are in the Seller’s possession or control.

(c)  Termination of Agreement.  If the results of the inspections performed by or on behalf of the Purchaser pursuant to this Section 3.1 shall be unsatisfactory to the Purchaser in any respect, or if the Purchaser otherwise determines not to proceed to Closing, in each case as determined by the Purchaser in its sole and absolute discretion, the Purchaser shall have the right to terminate this Agreement at any time on or prior to the expiration of the Inspection Period by giving written notice thereof to the Seller, whereupon the Deposit shall be refunded to the Purchaser and neither party shall have any further obligations to the other hereunder, except for the Surviving Obligations.

3.2  Title and Survey Matters.

(a)  Title Commitment and Survey.  Promptly following the Effective Date, the Purchaser shall order (i) the Title Commitment from the Title Company, together with complete and legible copies of all instruments and documents referred to therein as exceptions to title, and (ii) the Survey.  The Purchaser shall have the right from time to time to order such updates or supplements to the Title Commitment and the Survey as Purchaser deems necessary.  The Purchaser shall instruct each of the Title Company and the surveyor to deliver copies of the Title Commitment and the Survey, and any supplements or updates thereto, to the Seller.

(b)  Title and Survey Review.  At least three (3) Business Days prior to the expiration of the Inspection Period, the Purchaser shall notify the Seller of any matters identified in the Title Commitment or shown on the Survey (or any supplements or updates thereto) which the Purchaser finds objectionable in its sole and absolute discretion.  Seller shall have two (2) Business Days from its receipt of a title objection notice from Purchaser to notify Purchaser in writing whether Seller commits to cause such objections to be removed from the land records or insured against (and with any matters proposed to be insured against by Seller or Title Company, in a manner satisfactory to Purchaser in its sole discretion) at Closing, provided, however that Seller shall be obligated to remove or cause the removal from the land records of all Voluntary Liens at or prior to Closing.  To enable the Seller to make conveyance as herein provided, the Seller may, at the time of delivery of the deed, cause the Escrow Agent to use the Purchase Price or any portion thereof to clear the title of any or all monetary liens and encumbrances, provided that all instruments so procured are recorded simultaneously with the delivery of said deed or arrangements have been made for the subsequent recordation in accordance with usual conveyancing practices and the Title Company is ready, willing and able to issue the Title Policy to the Purchaser without any exceptions for such monetary liens and encumbrances.Except as to any title objections that are based on any item or items listed on Schedule 3 attached hereto, regarding which the Seller shall have no obligation to attempt to cure, Seller shall use commercially reasonable good faith efforts to cure all title objections raised by Purchaser, provided, however, that Seller shall, subject to the preceding sentence relating to the obtaining discharge documents post-Closing in accordance with usual conveyancing practices, be obligated to remove or cause the removal from the land records of all Voluntary Liens at or prior to Closing.  If, for any reason, the Seller is unable or unwilling to take such actions as may be required to remedy or remove from the land records any title objections (other than Voluntary Liens) raised by Purchaser, the Seller shall give the Purchaser notice thereof, it being understood and agreed that the failure of the Seller to give such notice within two (2) Business Days after receipt of the Purchaser’s notice of objection shall be deemed an election by the Seller not to remedy any such matters.  If the Seller shall be unable or unwilling to remedy any matters (other than Voluntary Liens which Seller shall be obligated to cure or remove as provided herein) as to which the Purchaser has objected, the Purchaser may elect either (i) to terminate this Agreement by notice given to Seller within two (2) Business Days following the Purchaser’s receipt of the Seller’s notice or following the failure of the Seller to give such a notice, whereupon the Deposit shall be refunded to the Purchaser and neither party shall have any further obligations to the other hereunder, except for those obligations which expressly survive the termination of this Agreement or (ii) to proceed to Closing in accordance with the terms and conditions of this Agreement, notwithstanding such matter and without any abatement or reduction in the Purchase Price on account thereof.

(c)  Title Affidavits, Etc.  At the Closing, the Seller shall execute and deliver such affidavits and indemnities as the Title Company may reasonably require, including, without limitation, a so-called owner’s affidavit in such form as will permit the Title Company to issue the Title Policy without exceptions for parties-in-possession or mechanic’s liens and a so-called gap indemnity in such form as will permit the Title Company to release the Purchase Price to the Seller prior to recording the deed and the other applicable closing documents.

ARTICLE IV
CONDITIONS TO THE PURCHASER’S OBLIGATION TO CLOSE

4.1  Purchaser’s Conditions Precedent.  The obligation of the Purchaser to acquire the Property from the Seller shall be subject to the satisfaction of the following conditions precedent on and as of the dates set forth below:

(a)  CC&R Estoppels.  At least five (5) Business Days prior to the expiration of the Inspection Period, the Seller shall have delivered to the Purchaser the CC&R Estoppels and all matters set forth therein shall be true and correct as of the Closing.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be obligated to accept any CC&R Estoppel that is dated earlier than thirty (30) days prior to the Closing Date or which contains any default or claimed default by Seller or any other party thereto.

(b)  Closing Documents.  On or prior to the Closing Date, the Seller shall have duly executed, acknowledged (where appropriate) and delivered each of the following documents into escrow with the Title Company:

(i)  Deed.  A good and sufficient quitclaim deed with covenants against encumbrances made by the grantor, in proper form for recording, conveying fee simple title to the Land and the Improvements to the Purchaser, and otherwise in the form attached hereto as Exhibit A.

(ii)  Bill of Sale.  A bill of sale conveying all of the Seller’s right, title and interest in and to the Personal Property to the Purchaser, and otherwise in the form attached hereto as Exhibit B.

(iii)  Assignment and Assumption Agreement.  An assignment and assumption agreement conveying all of the Seller’s right, title and interest in and to the Lease, the Service Contracts (to the extent the Seller is not obligated to terminate the same pursuant to Section 8.1(f) hereof) and the Intangible Property to the Purchaser, and otherwise in the form attached hereto as Exhibit C.

(iv)  Non-Foreign Affidavit.  A so-called “Non-Foreign” or “FIRPTA” affidavit as further described in Section 1445 of the Internal Revenue Code of 1986, as amended, and otherwise in the form attached hereto as Exhibit D.

(v)  Settlement Statement.  A so-called “Settlement Statement” in a form and substance reasonably satisfactory to the Purchaser, showing (among other things) the Purchase Price as adjusted by any adjustments or apportionments provided for in Article IX.

(vi)  Title Affidavits and Other Documents.  A parties-in-possession affidavit, a mechanic’s lien affidavit, a gap indemnity and such other affidavits, documents and instruments as the Title Company or the Purchaser may reasonably require in accordance with Section 3.2(c).

(vii)  Proof of Authority, Etc.  Evidence, in form and substance reasonably satisfactory to the Purchaser and the Title Company as to each of the following: (A) the good standing of the Seller in the Commonwealth of Massachusetts;(B) if applicable, the foreign qualification of the Seller in the Commonwealth of Massachusetts; (C) the authority of the Seller to execute, deliver and perform this Agreement; and (D) the authority of the person signing this Agreement and the other Closing Documents on the Seller’s behalf.

(c)  Other Closing Deliverables. On or prior to the Closing Date, the Seller shall have delivered to the Purchaser fully executed, true, accurate and complete copies of all other documents and agreements, plans, specifications, contracts, books and records, and licenses and permits pertaining to the Property, to the extent the same are in the Seller’s possession or control.

(d)  Seller Representations and Warranties.  All representations and warranties of the Seller made herein shall be true, correct and complete in all material respects on and as of the Closing Date, as if such representations and warranties were first made on the Closing Date.

(e)  Seller Covenants.  The Seller shall have performed in all material respects all covenants and obligations required to be performed by the Seller on or before the Closing Date.

(f)  Title Policy.  The Title Company shall be irrevocably committed to issue the Title Policy to the Purchaser.

ARTICLE V
CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

5.1  Seller’s Conditions Precedent.  The obligation of the Seller to convey the Property to the Purchaser is subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

(a)  Purchase Price.  The Purchaser shall have delivered the Purchase Price to the Escrow Agent.

(b)  Closing Documents.  The Purchaser shall have delivered to the Escrow Agent duly executed and acknowledged counterparts of the documents described in Section 4.1(b)(iii) and (v).

(c)  Purchaser Representations.  All of the representations and warranties of the Purchaser set forth herein shall be true, correct and complete in all material respects on and as of the Closing Date as if first made on and as of the Closing Date.

(d)  Purchaser Covenants.  The Purchaser shall have performed in all material respects all covenants and obligations required to be performed by the Purchaser on or before the Closing Date.

(e)  Lease Obligations. The Purchaser shall not be in default beyond all applicable notice and cure periods on any of its obligations under the Lease.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER

6.1  Seller’s Representations.  To induce the Purchaser to enter into this Agreement, the Seller represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, as follows:

(a)  Status and Authority of the Seller, Etc.  The Seller is a nominee trust duly formed, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, is duly qualified to conduct business in the Commonwealth of Massachusetts and has all requisite power and authority under the laws of such state and its trust and other charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)  Action of the Seller, Enforceability, Etc. The Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each document to be delivered by the Seller hereunder, and upon the execution and delivery of this Agreement and any such document, this Agreement and each such document shall constitute the valid and binding obligations and agreements of the Seller, enforceable against the Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)  No Violations of Agreements.  None of the execution, delivery or performance of this Agreement or any other document to be executed, delivered or performed by the Seller hereunder, nor compliance with the terms and provisions hereof or thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Seller or the Property is bound.

(d)  No Litigation.  There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending or, to Seller’s knowledge, threatened against the Seller or the Property or the transaction contemplated by this Agreement.

(e)  Leases.  Other than the Lease, the Seller has not entered into, and the Property is not subject to, any contract or agreement with respect to the occupancy of the Property (or any portion thereof).  To the Seller’s knowledge, there are no defaults currently existing under the Lease and there are no facts or circumstances which with the giving of notice, the passage of time or both would constitute a default by the Purchaser under the Lease.

(f)  Service Contracts.  Other than the Service Contracts, the Seller has not entered into, and the Property is not subject to, any contract or agreement with respect to the management, operation or maintenance of the Property (or any portion thereof) or otherwise affecting the Property (or any portion thereof).  The copies of the Service Contracts heretofore delivered (or to be delivered) by the Seller to the Purchaser are (or will be) true, correct and complete copies thereof; the Service Contracts have not been amended except as evidenced by amendments similarly delivered.  Each of the Service Contracts is in full force and effect on the terms set forth therein, and there are no defaults under the Service Contracts, or circumstances which with the giving of notice, the passage of time or both, would constitute a default by any party thereunder.

(g)  No Other Agreements.  Other than the Lease, the Service Contracts and any Permitted Exceptions which are approved (or deemed to have been approved) by the Purchaser, the Seller has not entered into any contract or agreement with respect to the Property which will be binding on the Purchaser or the Property after the Closing.

(h)  Compliance With Law.  The Seller has not received any written notice alleging that the Property violates any Law, and, to the Seller’s knowledge, the Property does not violate any Law in any material respect.  There are presently in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof.

(i)  Condemnation; Change in Zoning.  No investigation, action or proceeding is pending and, to the Seller’s knowledge, no action or proceeding is threatened and no investigation looking toward any action or proceeding has begun, which involves any condemnation or eminent domain proceeding against any part of the Property, or which involves any modification or realignment of any intersection, street or highway adjacent to the Property or which could affect the present use or zoning of the Property.

(j)  Taxes.  To the Seller’s knowledge, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied with respect to the Property, or any portion thereof, which are outstanding or unpaid, other than amounts not yet due and payable, and no such assessments or levies are pending or threatened.  True and complete copies of the real estate tax bills for the Property for the past three (3) years have been delivered to Purchaser.  Seller has not received any written notice of, and has no knowledge of, any proposed or pending increase in the assessed valuation or rate of taxation of any or all of the Property from that reflected on such real estate tax bills.  No Tax Proceedings are currently pending or subject to appeal or will be currently pending or subject to appeal as of the Closing Date.

(k)  Hazardous Materials. Other than as set forth or revealed in the Existing Environmental Documents, neither the Seller nor, to the Seller’s knowledge, any other occupant or user of the Property, or any portion thereof, has stored, disposed of, or otherwise managed (or engaged in the business of storing, disposing of, or otherwise managing), or has released or caused the release of, any Hazardous Materials at, on, in or from the Property.  Except as set forth or revealed in the Existing Environmental Documents, to the Seller’s knowledge, the Property is free from any such Hazardous Materials, except for any such Hazardous Materials as are maintained in the ordinary course of business at the Property and in accordance with Law.  Except as set forth or revealed in the above Existing Environmental Documents, Seller has not received written notification, and has no knowledge, that any governmental or quasi-governmental authority or third party has determined that there are any violations of environmental statutes, ordinances or regulations, or Hazardous Material releases, affecting the Property.

(l)  No Bankruptcy.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or, to Seller’s knowledge, threatened against Seller, nor are any such proceedings contemplated by Seller, nor to Seller’s knowledge do any grounds exist for any such proceedings to be instituted against Seller.  Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, or admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally, and Seller has received no written notice of and has no knowledge of (i) the filing of any involuntary petition by Seller’s creditors, (ii) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, or (iii) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.

(m)  Due Diligence Information. To Seller’s knowledge, all due diligence information and other items and documents delivered by or on behalf of Seller to Purchaser pursuant to this Agreement, are true, accurate and complete in all material respects, and fairly and accurately present the information therein set forth in a manner that is not misleading.

(n)  No Contract of Sale.  Seller has not entered into any other outstanding contracts for the sale of all or any portion of the Property, nor do there exist any rights of first offer, first refusal or options to purchase all or any portion of the Property other than in favor of the Purchaser pursuant to the Lease.

(o)  CC&R.  There have been no written notices of, and Seller has no knowledge of, any defaults by Seller or any other party under the CC&Rs that remain uncured.  All amounts billed to and payable by Seller under the CC&Rs have been paid in full.

(p)  Employee Matters.  Seller has no employees, and there are no employment agreements, union agreements, benefit agreements, pension plans, or collective bargaining agreements, at or otherwise affecting the Property to which Seller is bound which will survive the Closing or for which Purchaser will be responsible for or have any liability for after the Closing.

(q)  Capital Improvements.  There are no capital improvement projects at the Property presently being performed by or at the direction of Seller, or any of its agents or sub-contractors, other than budgeted maintenance required in the ordinary course of business, and no material structural portion of the Property has been damaged or destroyed by fire, storm or other casualty that remains unrepaired.

(r)  Not a Foreign Person.  The Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(s)  OFAC. Neither the Seller nor, to the Seller’s knowledge, any of its respective partners, members, shareholders or other equity owners, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).

6.2  Survival of Seller’s Representations.  The representations and warranties made in this Agreement by the Seller shall be continuing and shall be deemed remade by the Seller as of the Closing Date, with the same force and effect as if made on and as of such date.  All representations and warranties made in this Agreement by the Seller shall survive the Closing, provided that no action based on a breach of any such representations or warranties shall be commenced after the expiration of the Survival Period.

6.3  “As Is”.  Except as otherwise expressly provided in this Agreement or in any document to be delivered to the Purchaser at the Closing, the Seller has not made, and the Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Property.  The Purchaser acknowledges that the Purchaser is a sophisticated investor in real property, is experienced in purchasing properties similar to the Property and, except as otherwise expressly provided in this Agreement or in any document to be delivered to the Purchaser at the Closing, is acquiring the Property in its current “AS IS”, “WHERE IS” condition without any other representations or warranties.  It is understood that from and after the expiration of the Inspection Period but subject to the representations and warranties of Seller in this Article VI, the Property will be purchased by the Purchaser on an “as is” basis, including, without limitation, with respect to the condition of the building, roof, HVAC systems and its environs.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER

7.1  Representations of Purchaser.  To induce the Seller to enter in this Agreement, the Purchaser represents and warrants to the Seller as follows:

(a)  Status and Authority of the Purchaser.  The Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, and has all requisite power and authority under its formation documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)  Action of the Purchaser; Enforceability.  The Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement and any documents to be delivered by it hereunder, and, upon the execution and delivery of this Agreement and such other documents, this Agreement and such other documents shall constitute the valid and binding obligations and agreements of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c)  No Violations of Agreements.  Neither the execution, delivery or performance of this Agreement nor any of the documents to be delivered by the Purchaser hereunder, nor compliance with the terms and provisions hereof or thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which the Purchaser is bound.

(d)  Litigation.  No investigation, action or proceeding is pending and, to the Purchaser’s knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

7.2  Survival, Etc.  The representations and warranties made in this Agreement by the Purchaser shall be continuing and shall be deemed remade by the Purchaser as of the Closing Date, with the same force and effect as if made on and as of such date. All representations and warranties made in this Agreement by the Purchaser shall survive the Closing, provided that no action based on a breach of any such representations or warranties shall be commenced after the expiration of the Survival Period.

ARTICLE VIII
COVENANTS OF THE SELLER

8.1  Seller’s Covenants.  From and after the Effective Date until the Closing or the earlier termination of this Agreement, the Seller hereby covenants with the Purchaser as follows:

(a)  Estoppel Certificates. To request, and use commercially reasonable efforts to obtain the CC&R Estoppels, and to deliver to the Purchaser all responses received by the Seller in connection with the Seller’s request for the same promptly following such receipt.

(b)  Operation of Property.  To operate the Property in a good and businesslike fashion consistent with the Seller’s current practices and to continue to maintain the Property in good working order and condition and in a manner consistent with the Seller’s current practices and, in connection with the same, Seller shall not (i) cancel or permit cancellation of any casualty or liability insurance carried with respect to the Property or (ii) remove from the Property any Personal Property unless such item is replaced by an item of similar utility and value.

(c)  Compliance with Law.  To comply in all material respects with all Laws; provided, however, in no event shall the Seller be obligated to perform any capital improvements in connection with this provision.

(d)  Compliance with Applicable Agreements.  To comply with all of the terms, covenants and conditions contained in the Lease, the Service Contracts and any other agreement affecting the Property and to monitor compliance thereunder in a manner consistent with the Seller’s current practices.

(e)  Approval of Agreements.  Not to enter into, modify, amend or terminate any lease or occupancy agreement, Service Contract, Permitted Exception or any other agreement with respect to the Property, which would encumber or be binding upon the Property from and after the Closing Date, without in each instance obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Inspection Period but may be withheld in the Purchaser’s sole and absolute discretion thereafter.

(f)  Service Contracts.  To terminate effective no later than the Closing Date (at no cost or expense to the Purchaser) any and all Service Contracts which the Purchaser requests the Seller to terminate by notice given to the Seller at or prior to the Closing Date.

(g)  Notice of Material Changes or Untrue Representations.  To promptly notify the Purchaser of any material change in the condition of the Property or of any event or circumstance which makes any representation or warranty of the Seller to the Purchaser under this Agreement untrue or misleading in any respect.

(h)  No-Shop.  To not market the Property or otherwise solicit or accept any offers or inquiries regarding the Property, or entertain offers or take or enter into back-up offers or back-up sale contracts.

(i)  Tax Proceedings.  To not commence any Tax Proceedings for the reduction of the assessed valuation of the Property for any tax year or challenging the tax rates or other components used in determining real estate taxes.

(j)  Cooperation.  To reasonably cooperate with the Purchaser, at no out-of-pocket cost or expense to the Seller, with respect to all matters related to this Agreement.

ARTICLE IX
ADJUSTMENTS AND APPORTIONMENTS

9.1  Apportionments and Credits.

(a)  Apportioned Items.  The following items shall be apportioned at the Closing as of 12:01 a.m. on the Closing Date to the extent that such items are applicable to the month in which the Closing Date occurs, such that all items of income and expense with respect to the Property shall be for the account of the Purchaser on the Closing Date:

(i)  rents and all other charges payable under the Lease;

(ii)  amounts payable under any Service Contracts (other than Service Contracts that are terminated pursuant to Section 8.1(f));

(iii)  estimated or unfixed charges payable under the Lease (including, without limitation, estimated amounts payable by the Purchaser with respect to operating expenses and/or real estate taxes) unless such charges are paid by the Purchaser directly to any governmental authority or third party;

(iv)  real estate taxes and assessments (other than special assessments) and personal property taxes and assessments based on the rates and assessed valuation applicable in the tax year for which assessed;

(v)  fuel, electricity, water and other utility costs (including, without limitation, water rates and charges and sewer and vault taxes and rents); and

(vi)  such other items of income and expense as are customarily prorated in sales transactions involving other properties which are similar to the Property.

(b)  Utility Readings.  If there are any water, gas or electric meters located at the Property, the Seller shall obtain readings thereof to a date not more than thirty (30) days prior to the Closing Date and the unfixed water rates and charges, sewer taxes and rents and gas and electricity charges, if any, based thereon for the intervening time shall be apportioned on the per diem basis on the basis of such readings.  If such readings are not obtainable by the Closing Date, then, at the Closing, any water rates and charges, sewer taxes and rents and gas and electricity charges which are based on such readings shall be prorated based upon the per diem charges obtained by using the most recent period for which such readings shall then be available.  Upon the taking of subsequent actual readings, the apportionment of such charges shall be recalculated and the Seller or the Purchaser, as the case may be, shall make prompt payment to the other based upon such recalculations. This provision shall not apply to any utilities paid by the Purchaser pursuant to the Lease, which utilities shall remain the sole obligation of the Purchaser.

(c)  Tax Refunds.  If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by the Seller or the Purchaser, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, then to any required refunds to the Purchaser, and the balance, if any, shall be paid to the Seller (to the extent such refunds relate to periods prior to the Closing Date) and to the Purchaser (to the extent such refunds relate to periods commencing with the Closing Date).

(d)  Special Assessments. If, on the Effective Date, the Property shall be or shall have been affected by any special or general assessment or assessments or real property taxes payable on a lump sum or which are or may become payable in installments of which the first installment is then a charge or lien and has become payable, the Seller shall pay or cause to be paid at the Closing the unpaid installments of such assessments, including those which are payable after the Closing Date.Any such assessments made after the date of this Agreement and prior to the Closing shall, after the Closing, be the responsibility of the Purchaser to pay.

(e)  Insurance Premiums.  No insurance policies of the Seller are to be assigned or otherwise transferred to the Purchaser, and no apportionment of the premiums therefor shall be made except to the extent such premiums are passed through to the Purchaser as Additional Rent (as defined in the Lease) under the Lease and apportioned pursuant to Section 9.1(a)(i) above.

(f)  Estimates.  If any of the foregoing items of income or expense cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the parties and adjusted and reconciled as soon as practicable after the Closing Date; provided, however, all such adjustments and reconciliations shall occur no later than one (1) year after the Closing Date.

(g)  Service Contracts.  Fees and charges under the Service Contracts (other than the Service Contracts that are to be terminated or which are not assumed by Purchaser at Closing in accordance with Section 8.1(f)) shall be prorated on a per diem basis based upon the per diem charges obtained by using the most recent billing statement rendered to Seller by the applicable service provider and, after an actual statement is received, a copy shall be delivered to Purchaser or Seller, as applicable, and the apportionment of such charges hereunder shall be recomputed if necessary.

(h)  Errors.  If either party discovers any errors on the Settlement Statement within one (1) year after the Closing Date, the parties shall make such adjustments and reconciliations as are necessary to correct such errors; provided, however, all such adjustments and reconciliations shall occur no later than one (1) year after the Closing Date.

(i)  Adjustment to Purchase Price.  If a net amount is owed by the Seller to the Purchaser pursuant to Section 9.1, such amount shall be credited against the Purchase Price.  If a net amount is owed by the Purchaser to the Seller pursuant to Section 9.1, such amount shall be paid together with the Purchase Price.

9.2  Closing Costs.

(a)  Purchaser’s Closing Costs.  The Purchaser shall pay the following costs in connection with the consummation of the Closing: (i) - any escrow fees; (ii) all charges for the Title Policy (including all endorsements thereto) and the Survey; and (iii) all other charges incurred by the Purchaser in connection with this Agreement (including, without limitation, the fees and expenses of the Purchaser’s attorneys and other consultants).

(b)  Seller’s Closing Costs.  The Seller shall pay the following costs in connection with the consummation of the Closing: (i) all charges for recording the deed and any other applicable instruments; (ii) all transfer taxes imposed in connection with this transaction; and (iii) all other charges incurred by the Seller in connection with this Agreement (including, without limitation, the fees and expenses of the Seller’s attorneys and other consultants).

9.3  Survival.  provisions of this Article IX shall survive the Closing or any earlier termination of this Agreement.

ARTICLE X
CASUALTY AND CONDEMNATION

10.1  Casualty.  If, prior to the Closing, all or any part of the Property shall be destroyed or damaged by fire or other casualty, the Seller shall promptly notify the Purchaser of such fact.  If such notice is given subsequent to the expiration of the Inspection Period, the Purchaser shall have the right to terminate this Agreement by giving notice thereof to the Seller not later than ten (10) Business Days after the date on which the Purchaser received the Seller’s notice of such casualty (and, if necessary, the Closing Date shall be extended until the day that is two (2) Business Days after the expiration of such period in order to permit the Purchaser the full period to consider whether or not to exercise its termination right).  Failure of Purchaser to deliver any such notice of termination to Seller within such ten (10) Business Day period shall be a deemed election by Purchaser to terminate this Agreement.  If the Purchaser shall elect (or be deemed to have elected) to terminate this Agreement as aforesaid, the Deposit shall be paid to the Purchaser, whereupon this Agreement shall terminate and be of no further force and effect and neither party shall have any liabilities or obligations to the other hereunder, except for the Surviving Obligations.  If the Purchaser shall not elect (or is not deemed to have elected) to terminate this Agreement as aforesaid, then the Seller shall, unless the Seller has previously restored the premises to their former condition, either

(a)  pay over or assign to the Purchaser, on delivery of the deed, all amounts recovered or recoverable on account of insurance, less any amounts reasonably expended by the Seller for any partial restoration, or

(b)  if a holder of a mortgage on said premises shall not permit insurance proceeds or a part thereof to be used to restore the said premises to their former condition or to be paid over or assigned, give to the Purchaser a credit against the purchase price, on delivery of the deed, equal to said amounts so recovered or recoverable by the holder of the said mortgage, less any amounts reasonably expended by the Seller for any partial restoration.

10.2  Condemnation.  If, prior to the Closing, all or any part of the Property is taken by eminent domain (or becomes the subject of a pending taking which has not yet been consummated), the Seller shall notify the Purchaser of such fact.  If such notice is given subsequent to the expiration of the Inspection Period, the Purchaser shall have the right to terminate this Agreement by giving notice thereof to the Seller not later than ten (10) Business Days after the date on which the Purchaser received the Seller’s notice of such condemnation (and, if necessary, the Closing Date shall be extended until two (2) Business Days after the expiration of such period in order to permit the Purchaser the full period to consider whether or not to exercise its termination right).  Failure of Purchaser to deliver any such notice of termination to Seller within such ten (10) Business Day period shall be a deemed election by Purchaser to terminate this Agreement.  If the Purchaser shall elect (or be deemed to have elected) to terminate this Agreement as aforesaid, the Deposit shall be paid to the Purchaser, whereupon this Agreement shall terminate and be of no further force and effect and neither party shall have any liabilities or obligations to the other hereunder, except for the Surviving Obligations.  If the Purchaser shall not elect to terminate this Agreement as aforesaid, then the sale of the Property shall be consummated as herein provided without any adjustment to the Purchase Price (except that Purchaser shall be entitled to a credit for any condemnation award received by the Seller prior to the Closing) and the Seller shall assign to the Purchaser at the Closing all of the Seller’s right, title and interest in and to all awards, if any, for the taking, and the Purchaser shall be entitled to receive and keep all awards for the taking of the Property or any portion thereof.

10.3  Survival.  The provisions of this Article X shall survive the Closing.

ARTICLE XI
DEFAULT

11.1  Breach or Default by the Seller; Failure of Condition Precedent.  If the Purchaser discovers prior to Closing that the Seller shall have made any representation or warranty herein that is untrue, incorrect or misleading in any material respect, or if the Seller shall fail to perform any of the material covenants and agreements contained herein to be performed by the Seller at or prior to the Closing, the Purchaser may, as its sole and exclusive remedy, either (a) terminate this Agreement and receive a refund of the Deposit and, if an applicable representation or warranty was intentionally untrue, incorrect or misleading, or if the Seller failed to use commercially reasonable efforts to perform an applicable covenant or agreement, receive reimbursement from the Seller for the Purchaser’s out-of-pocket costs and expenses (including diligence costs and reasonable attorneys’ fees) incurred in connection with this transaction or (b) pursue a suit for specific performance; provided, however, if Purchaser is unsuccessful in its suit for specific performance it shall nevertheless be entitled to the remedies provided in clause (a) above.  If the Closing shall not occur hereunder due to a failure of any condition precedent set forth in Section 4.1 which is not addressed in the preceding sentence, then the Purchaser may terminate this Agreement and receive a refund of the Deposit.  If the Purchaser discovers following the Closing that the Seller made any representation or warranty herein which is untrue or misleading in any material respect, or if the Seller shall fail to perform any of its Surviving Obligations, then the Purchaser shall have all remedies available to it at law or in equity.

11.2  Default by the Purchaser.  If the Seller discovers prior to the Closing that the Purchaser shall have made any representation or warranty herein that is untrue or misleading in any material respect, or if the Purchaser shall fail to perform any of the material covenants and agreements contained herein to be performed by the Purchaser at or prior to the Closing, the Seller, as its sole and exclusive remedy, may terminate this Agreement, whereupon the Seller shall be entitled to retain the Deposit as liquidated damages and not as a penalty.

11.3  Survival.  The provisions of this Article XI shall survive the Closing.

ARTICLE XII
MISCELLANEOUS

12.1  Allocation of Liability.  It is expressly understood and agreed that the Seller shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities, and expenses arising out of events, contractual obligations, acts, or omissions of the Seller that occurred in connection with the ownership or operation of the Property prior to the Closing, and, subject to the terms of this Agreement and the documents delivered at Closing, the Purchaser shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts, or omissions of Purchaser that occur in connection with the ownership or operation of the Property after the Closing.

12.2  Brokers.  Each of the parties hereto represents to the other that it has dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby other than the Brokers.  Seller shall be solely responsible for any commissions, compensation or other fees due, owed or payable to the Brokers.  Each party shall indemnify, defend and hold harmless the other and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on their dealings with the indemnifying party.  Furthermore, the Seller shall indemnify, defend and hold harmless the Purchaser and the Purchaser’s respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by the Brokers.

12.3 Confidentiality.  Subject to the following paragraph, neither party shall contact or conduct negotiations with public officials or otherwise furnish any information regarding this Agreement or the transactions contemplated hereby to any third party without the consent of the other party, which consent may be withheld by the other party in the other party’s sole discretion.  In no event shall any such announcements or press releases of either party identify the other party without the prior written consent of the other party, which may be withheld in the other party's sole discretion.

This Agreement and all negotiations and related due diligence materials and documentation will be held strictly confidential and shall not be intentionally disclosed by Purchaser and Seller, subject to Purchaser’s and Seller’s ability to disclose this Agreement and such applicable information and documentation (i) to their respective officers, directors, attorneys, investors, shareholders, accountants, agents, advisors, lenders and others who are involved in this transaction and such disclosure shall be limited to the extent such parties have reason or need to know of the transaction, (ii) to the extent disclosure is required by law or order of a court or government entity of competent jurisdiction, and (iii) to the extent necessary in connection with the enforcement of Purchaser’s or Seller’s (as applicable)

rights under this Agreement.  Notwithstanding the foregoing, nothing contained in this Agreement or in any other agreement between Seller and Purchaser shall prohibit or limit Purchaser or its affiliates from being able to disclose this Agreement or any documents or information relating thereto or in respect of the Property or this transaction to the extent required under the rules and regulations of any stock exchange, governmental agency or other regulatory body, or to the extent required by any examiners, regulators or similar authorities, or in marketing materials and reports prepared for investors in Purchaser and/or its affiliates.

12.4  Trading in Purchaser’s Securities.  The Seller hereby acknowledges, and the Seller agrees to advise its representatives who are informed of the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received from the issuer of such securities material, nonpublic information concerning the matters that are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information, and the Seller hereby agrees for the benefit of the Purchaser and its affiliates to be bound by such prohibitions.  Neither party expresses a view as to whether or not any portion or all of the information regarding this Agreement and the transaction contemplated hereby constitutes, or in the future may constitute, material, nonpublic information with respect to the Purchaser and its affiliates.

12.5  Notices.  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted to be given under this Agreement shall be given in writing and shall be delivered either in hand, by facsimile with a confirmation of transmission generated by the sender’s machine, by electronic mail or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).  All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes under this Agreement upon the date and time of the confirmation of transmission generated by the sender’s machine, in the case of a notice by facsimile or electronic mail, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.  Notices on behalf of either party may be given by the attorneys representing such party.  All such notices shall be addressed as follows:

if to the Seller, to:

Leo C. Thibeault, Jr.

513 Turtle Hatch Lane,

Naples, FL 34103

Email:  chuckthibeault@comcast.net

Fax No.: ___________________

with a copy to:

Marc Frey

Tinti, Quinn, Grover & Frey, P.C.

27 Congress Street, # 414

Salem, MA 01970

Email:  mpfrey@tintilaw.com

Fax No.: 978-745-3369

If to the Purchaser, to:

22 Cherry Hill Drive

Danvers, MA 01923

Attention: Steve McEvoy

Email: smcevoy@abiomed.com

Fax No.: 978-777-8411

with a copy to:

Ropes & Gray LLP

Prudential Tower
800 Boylston Street

Boston, MA 02199

Attention: John M. Creedon

Email: john.creedon@ropesgray.com

Fax No.: (617) 235-9362

If to the Escrow Agent, to:

Commonwealth Land Title Insurance Company

265 Franklin Street, 8th Floor

Boston, MA 02110

Attention: David M. Walker

Email:  david.m.walker@fnf.com

Fax No.: 617-619-4848

The parties hereto and their respective successors and assigns shall have the right to change their respective addresses to any other address within the United States of America effective upon receipt by the other parties of such notice.

12.6  Waivers, Etc.  Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by a written instrument executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

12.7  Assignment; Successors and Assigns.  This Agreement and all rights and obligations hereunder shall not be assignable by either party without the written consent of the other party, except that the Purchaser may assign this Agreement with notice to, but without the consent of, Seller to any affiliate of the Purchaser or to any entity wholly owned, directly or indirectly, by the Purchaser; provided, however, if this Agreement shall be assigned by the Purchaser as aforesaid, the Purchaser named herein shall remain liable for the obligations of the “Purchaser” hereunder.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

12.8  Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

12.9  Counterparts, Etc.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Each such counterpart may be delivered by facsimile or e-mail (in .pdf format) and any signatures which are so delivered by facsimile or e-mail shall be deemed original signatures for all purposes.

12.10 Integration.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof.

12.11  Performance on Business Days.  If the date on which payment or performance of any obligation of a party hereunder is other than a Business Day, or the last day for the giving of any notice required or permitted hereunder is other than a Business Day, the time for such payment, performance or delivery shall automatically be extended to the first Business Day following such date.

12.12  Attorneys Fees. Notwithstanding anything contained herein to the contrary, if any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

12.13  Section and Other Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

12.14  Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that the Seller and the Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement.  Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.15  Time of Essence. Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

12.16  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

12.17  Waiver of Trial by Jury.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY ABSOLUTELY AND IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THEM RELATED TO THIS AGREEMENT OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

12.18  Survival.  The provisions of this Article XII shall survive the Closing or any earlier termination of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the Effective Date.

PURCHASER:

ABIOMED, INC.,
a Delaware corporation

By:	/s/ Michael R. Minogue
	Name:	Michael R. Minogue
	Its:	Chief Executive Officer and President

SELLER

Thibeault Nominee Trust

By:	/s/ Leo C. Thibeault, Jr.
	Name:	Leo C. Thibeault, Jr.
	Its:	Trustee

Signature Page to the Purchase and Sale Agreement

THE UNDERSIGNED HEREBY JOINS IN THIS AGREEMENT AS THE ESCROW AGENT AND ACKNOWLEDGES AND AGREES TO BE BOUND BY THE PROVISIONS OF SECTION 2.4 OF THIS AGREEMENT.

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	/s/ David M. Walker
	Name:	David M. Walker
	Its:	Assistant Vice President

Signature Page to the Purchase and Sale Agreement

SCHEDULE 1

THE LAND

Schedule 1

SCHEDULE 2

SERVICE CONTRACTS

None

Schedule 2

SCHEDULE 3

PERMITTED EXCEPTIONS FROM THE TITLE COMMITMENT

1.

Rights and obligations regarding Right of Way (roadway now known as Cherry Hill Drive) as shown on plan recorded in Plan Book 147, Plan 71 and as set forth in document recorded with Essex South District Registry of Deeds, Book 6460, Page 391.

2.

Rights and obligations regarding 80 foot right of way (roadway now known as Cherry Hill Drive) as shown on plan recorded in Plan Book 149, Plan 86 and as set forth in document recorded, Book 6530, Page 261.

3.	Sewer and Water Main easement as set forth in document recorded at Book 6460, Page 391 and as shown on plan recorded in Plan Book 149, Plan 86 and Plan Book 160, Plan 1.
4.

Declaration of Protective Covenants and Restrictions recorded in Book 6721, Page 562 as affected by Certificate recorded at Book 6721, Page 569 and Certificate of Approval recorded at Book 15420, Page 360.

5.

Order of Conditions at Book 6721, Page 570 as affected by Action Letter recorded at Book 6749, Page 795 and as affected by Certificate of Compliance recorded at Book 12818, Page 134 setting forth continuing conditions.

6.	Notice and Decision of Special Permit under Section X1A-D (2) of the Danvers Zoning By-Law as set forth in document recorded at Book 6721, Page 575 and Page 576.
7.	Covenant relating to construction of drainage system and retention basin by T. Flatley as set forth in document recorded at Book 6721, Page 579.
8.

Certificate of Action recorded at Book 6721, Page 580 and Book 6721, Page 586 and Covenants recorded at Book 6721, Page 584 issued by Danvers Planning Board, as affected by Certificates of Action recorded at Book 6798, Page 487 and Book 6798, Page 488.

9.	Buffer Zone Easement, fifty (50) feet in width, as shown on plan recorded at Plan Book 160, Plan 1 and as set forth in Notes to said Plan and also in deed recorded at Book 6721, Page 589.
10.	Easement for drainage purposes as set forth in Notes to Plan recorded at Plan Book 160, Plan 1 and as excepted by Certificates of Action as to Lot 2, recorded at Book 6738, Page 467.
11.	Easement to Danvers Municipal Light Department and New England Telephone & Telegraph Company and Massachusetts Electric Company as set forth in document recorded at Book 6744, Page 754.
12.	Order of Conditions at Book 14883, Page 410, as affected by Certificate of Compliance, Book 16464, Page 485.

Schedule 3

EXHIBIT A

FORM OF DEED

(Form to be provided by the Seller based upon the vesting deed and subject to approval by the Purchaser and Title Company.)

Exhibit A

EXHIBIT B

FORM OF BILL OF SALE

BILL OF SALE

THIS BILL OF SALE (this “Bill of Sale”) is made and given as of [●], 20[●] by THIBEAULT NOMINEE TRUST, a Massachusetts nominee trust (the “Seller”), to and for the benefit of ABIOMED, INC., a Delaware corporation (the “Purchaser”).

WITNESSETH:

WHEREAS, the Seller and the Purchaser are parties to that certain Purchase and Sale Agreement, dated as of December 9, 2015, as amended from time to time (as so amended, the “Purchase Agreement”), pursuant to which the Seller agreed to sell, and the Purchaser agreed to purchase, certain real property interests and other property, including, without limitation, that certain commercial office building having an address at 18-22 Cherry Hill Drive, Danvers, Massachusetts;

WHEREAS, the Seller is entering into this Bill of Sale in connection with the closing of the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in accordance with the terms and provisions of the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Seller hereby agrees as follows:

1.  Capitalized Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

2.  Sale of Personal Property.  The Seller hereby sells, bargains, conveys assigns, delivers, grants and transfers unto the Purchaser all of the Seller’s right, title and interest in and to the Personal Property, to have and to hold the Personal Property forever.

3.  WARRANTY OF TITLE.  THE SELLER HEREBY WARRANTS TO THE PURCHASER THAT THE SELLER IS THE LAWFUL OWNER OF THE PERSONAL PROPERTY AND THE PERSONAL PROPERTY IS FREE FROM THE RIGHTS AND CLAIMS OF OTHERS, BUT THE SELLER MAKES NO OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE PERSONAL PROPERTY, EXCEPT TO THE EXTENT SET FORTH IN THE PURCHASE AGREEMENT.  WITHOUT LIMITING THE FOREGOING, THE SELLER MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE WITH RESPECT TO THE PERSONAL PROPERTY, AND THE SAME IS SOLD IN AN “AS IS, WHERE IS” CONDITION, WITH ALL FAULTS AND THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, EXCEPT TO THE EXTENT SET FORTH IN THIS AGREEMENT OR IN THE PURCHASE AGREEMENT.

4.  Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors in interest and assigns.

5.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

[Signature page follows.]

Exhibit B

IN WITNESS WHEREOF, the Seller has executed this Bill of Sale as a sealed instrument as of the day and year first hereinabove written.

SELLER:

THIBEAULT NOMINEE TRUST,
a Massachusetts nominee trust

By:
Name:
Its:

Exhibit B

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is made and entered into as of [●], 20[●] by and between THIBEAULT NOMINEE TRUST, a Massachusetts nominee trust (the “Assignor”), and ABIOMED, INC., a Delaware corporation (the “Assignee”).

WITNESSETH:

WHEREAS, the Assignor and the Assignee are parties to that certain Purchase and Sale Agreement, dated as of December 9, 2015, as amended from time to time (as so amended, the “Purchase Agreement”), pursuant to which the Assignor agreed to sell, and the Assignee agreed to purchase, certain real property interests and other property, including, without limitation, that certain commercial building having an address at 18-22 Cherry Hill Drive, Danvers, Massachusetts; and

WHEREAS, the Assignor and the Assignee are entering into this Assignment in connection with the closing of the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in accordance with the terms and provisions of the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Assignor and the Assignee hereby agree as follows:

1.  Capitalized Terms.  Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement.

2.  Assignment and Assumption of the Lease, Service Contracts and Intangible Property.  The Assignor hereby assigns to the Assignee all of the Assignor’s right, title and interest in and to the Lease described on Exhibit A attached hereto, the Service Contracts described on Exhibit B attached hereto and the Intangible Property.  The Assignee hereby assumes all of the Assignor’s obligations under such Lease, Service Contracts and Intangible Property to the extent arising from and after the date hereof.  The Assignee hereby agrees to perform all of the Assignor’s obligations arising under such Lease, Service Contracts and Intangible Property to the extent arising from and after the date hereof.

3.  Indemnifications.

(a)  The Assignor shall indemnify, defend and hold harmless the Assignee from and against any and all claims, demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, arising under and the Lease, Service Contracts and Intangible Property to the extent related to periods prior to the date hereof.

(b)  The Assignee shall indemnify, defend and hold harmless the Assignor from and against any and all claims, demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, arising under the Lease, Service Contracts and Intangible Property to the extent related to periods from and after the date hereof.

4. Successors and Assigns.  This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors in interest and assigns.

5.  Counterparts.  This Assignment may be executed in two or more counterparts, all of which shall be construed together as a single instrument.

6.  Governing Law.  This Assignment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

[Signature page follows.]

Exhibit C

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Assignment as a sealed instrument as of the day and year first hereinabove written.

ASSIGNOR:

THIBEAULT NOMINEE TRUST,
a Massachusetts nominee trust

By:
Name:
Its:

ASSIGNEE:

ABIOMED, INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit C

Exhibit A

Lease dated as of February 24, 2014 by and between Leo C. Thibeault, Jr., Trustee of the Thibeault Nominee Trust u/d/t dated November 20, 1996, recorded with the Essex South Registry of Deeds, Book 13856, Page 290, as lessor and ABIOMED, Inc., as lessee, as amended by the First Amendment to Lease dated as of April 30, 2015 (collectively, the “Lease”).

Exhibit C

Exhibit B

Exhibit C

EXHIBIT D

FORM OF FIRPTA AFFIDAVIT

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.  To inform ABIOMED, INC., the transferee of a U.S. real property interest (the “Transferee”), that withholding of tax is not required upon the disposition of such U.S. real property interest by THIBEAULT NOMINEE TRUST, a Massachusetts nominee trust, the transferor of a U.S. real property interest (the “Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

1.	The Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);
2.	Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii) of the Income Tax Regulations;
3.	The Transferor’s U.S. taxpayer identification number is [●]; and
4.	The Transferor’s address is:

The Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Exhibit D

Under penalties of perjury, the undersigned declares that he/she has examined this certification and, to the best of his/her knowledge and belief, it is true, correct and complete, and he/she further declares that he/she has the authority to sign this document on behalf of Transferor.

THIBEAULT NOMINEE TRUST,
a Massachusetts nominee trust

By:

Name:
Its:

Date:	, 20[●]

Exhibit D

12.6 Waivers, Etc.	15
12.7 Assignment; Successors and Assigns.	15
12.8 Severability.	15
12.9 Counterparts, Etc.	15
12.10 Integration.	15
12.11 Performance on Business Days.	16
12.12 Attorneys Fees.	16
12.13 Section and Other Headings.	16
12.14 Construction.	16
12.15 Time of Essence.	16
12.16 Governing Law.	16
12.17 Waiver of Trial by Jury.	16
12.18 Survival.	16